Exhibit 99

Patterson Companies Reports Strongly Improved

Third Quarter Sales and Earnings

St. Paul, MN—February 24, 2005—Patterson Companies, Inc. (Nasdaq NMS: PDCO) today reported consolidated sales of $638,005,000 for the third quarter of fiscal 2005 ended January 29, an increase of 22% from $521,218,000 in the year-earlier quarter. Excluding four acquisitions earlier this year, internally generated sales were up approximately 15%. Net income increased 25% to $50,137,000 or $0.36 per diluted share, from $40,061,000 or $0.29 per diluted share in the third quarter of fiscal 2004.

The Patterson Dental Supply unit, Patterson’s largest business, reported sales growth of 18% to $499,796,000 in the third quarter. Substantially all of this growth was internally generated.

•	Sales of consumable dental supplies and printed office products increased 10% in the third quarter. One extra selling day in the quarter accounted for an estimated one to two percentage points of the sales growth for this period. Consumable sales also benefited from the effectiveness of efforts to strengthen this portion of Patterson’s business. Patterson Dental’s sales force, the largest in the industry, totaled approximately 1,420 at the end of the third quarter.

•	Sales of dental equipment and software rose 30% in the third quarter, generated by strong demand for both basic and new technology equipment in the U.S. and Canada.

•	Sales of other services and products, consisting primarily of parts, technical service, software support, and insurance e-claims, increased 8% in the third quarter.

Sales of the Webster Veterinary Supply unit increased 64% in the third quarter to $70,701,000, which included contributions from the acquisitions of ProVet in April 2004 and Milburn Distributions, Inc. in October. As previously reported, ProHeart 6, an injectable heartworm medication, was voluntarily withdrawn from the U.S. market by its manufacturer in September 2004. On an annual basis, ProHeart 6 contributed sales of approximately $12 million. Excluding the nearly $3 million of ProHeart 6 sales in last year’s third quarter and the impact of the two acquisitions earlier this year, Webster’s sales increased approximately 12% in this year’s third quarter. This result was particularly positive since the third quarter is Webster’s seasonally lowest period of the fiscal year.

Sales of AbilityOne Products Corp., Patterson’s rehabilitation supply and equipment unit, increased 27% in the third quarter to $67,508,000. Excluding the May 2004 acquisition of Medco Supply Company, as well as the impact of the additional selling day in the quarter and currency adjustments related to its foreign operations, AbilityOne’s internally generated sales increased approximately 9%.

Peter L. Frechette, chairman and chief executive officer, commented: “We are very encouraged by Patterson’s strongly improved sales and earnings in this year’s third quarter. Virtually every aspect of our dental business is continuing to perform at a high level. Sales of dental consumables registered their highest growth rate in recent years, while demand remains strong for basic equipment and new-generation dental systems, including the CEREC®3D dental restorative system, digital radiography and related networking systems. Dental practices are investing heavily in equipment and software that strengthens office productivity and improves clinical outcomes. As the leading distributor of dental equipment by a considerable margin, Patterson Dental is extremely well positioned to capitalize upon these ongoing investment trends.”

Frechette continued: “AbilityOne’s third quarter performance in comparison to the year-earlier period was affected by below-plan sales, modestly lower gross margins and certain unanticipated expenses. We believe this is a short-term situation and corrective actions are now underway. We are very encouraged by the solid performance of our Webster unit, which posted strong sales growth during the seasonally slow winter months despite the lost ProHeart revenues. Webster is pursuing a number of promising new opportunities, and we are optimistic about the prospects of our veterinary supply business.”

Patterson is forecasting earnings of $0.38 to $0.40 per diluted share for the fourth quarter of fiscal 2005 ending April 30, which is consistent with the Company’s previously-issued financial guidance of $1.34 to $1.36 for the full fiscal year.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental Supply provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary Supply is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

AbilityOne Products Corp. is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/261-2210 or 800/522-1744

Third Quarter Conference Call and Replay

Patterson’s third quarter earnings conference call will start at 11:00 a.m. Eastern today. To participate, call 1-800-366-7417 about 10 minutes before the start time and ask for the Patterson Companies conference call. A replay of the conference call can be heard through March 3, 2005 by dialing 1-303-590-3000 and providing the 11024161 pass code. Investors also can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site.

Patterson Companies, Inc.

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 29, 2005	January 24, 2004	January 29, 2005	January 24, 2004
Net sales	$638,005	$521,218	$1,794,185	$1,431,990

Gross profit	227,328	190,873	635,924	501,776

Operating expenses	145,549	123,882	416,484	333,498

Operating income	81,779	66,991	219,440	168,278

Other (expense) income, net	(1,681)	(2,790)	(6,241)	(1,070)

Income before taxes	80,098	64,201	213,199	167,208

Income taxes	29,961	24,140	79,743	62,868

Net income	$50,137	$40,061	$133,456	$104,340

Earnings per share:
Basic	$0.37	$0.29	$0.98	$0.77
Diluted	$0.36	$0.29	$0.96	$0.76

Shares:
Basic	136,924	135,988	136,728	135,826
Diluted	138,960	138,170	138,788	137,576

Gross margin	35.6%	36.6%	35.4%	35.0%

Operating expenses as a % of net sales	22.8%	23.8%	23.2%	23.2%

Operating income as a % of net sales	12.8%	12.8%	12.2%	11.8%

Effective tax rate	37.4%	37.6%	37.4%	37.6%

Return on net sales	7.9%	7.7%	7.4%	7.3%

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Patterson Companies, Inc.

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 29, 2005	January 24, 2004	January 29, 2005	January 24, 2004
Consolidated Net Sales
Consumable and printed products	$365,408	$304,977	$1,122,411	$891,133
Equipment and software	229,349	177,589	542,008	430,214
Other	43,248	38,652	129,766	110,643

Total	$638,005	$521,218	$1,794,185	$1,431,990

Rehabilitative Supply
Actual
Consumable and printed products	$55,960	$42,725	$185,824	$68,291
Equipment	8,386	7,924	24,086	12,317
Other	3,162	2,340	10,048	4,223

Total	$67,508	$52,989	$219,958	$84,831

Proforma			$219,958	$165,354 (a)

Veterinary Supply
Consumable and printed products	$65,394	$40,076	$195,934	$149,075
Equipment	3,442	2,028	8,818	4,904
Other	1,865	980	5,144	3,566

Total	$70,701	$43,084	$209,896	$157,545

Other (Expense) Income, net
Interest income	$1,533	$1,500	$4,034	$4,763
Interest expense	(3,303)	(4,317)	(10,852)	(6,238)
Other	89	27	577	405

	$(1,681)	$(2,790)	$(6,241)	$(1,070)

(a)	Proforma basis, as if the acquisition of AbilityOne had occurred at the beginning of fiscal 2004, but does not give effect to the fiscal 2005 Medco acquisition.

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Patterson Companies, Inc.

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 29, 2005	April 24, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$341,568	$295,178
Receivables, net	296,021	285,249
Inventory	199,885	173,022
Prepaid expenses and other current assets	29,063	24,694

Total current assets	866,537	778,143

Property and equipment, net	91,742	77,233
Goodwill and other intangible assets	748,535	698,217
Other	41,165	35,364

Total Assets	$1,747,979	$1,588,957

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$180,073	$149,528
Other accrued liabilities	130,276	94,129
Current maturities of long-term debt	20,031	20,031

Total current liabilities	330,380	263,688

Long-term debt	411,534	479,556
Other non-current liabilities	48,881	43,955

Total liabilities	790,795	787,199

Stockholders’ equity	957,184	801,758

Total Liabilities and Stockholders’ Equity	$1,747,979	$1,588,957

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Patterson Companies, Inc.

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	January 29, 2005	January 24, 2004
Operating activities:
Net income	$133,456	$104,340
Depreciation & amortization	20,239	13,314
Change in assets and liabilities, net of acquired	37,582	(24,303)

Net cash provided by operating activities	191,277	93,351

Investing activities:
Additions to property and equipment, net	(22,590)	(11,290)
Acquisitions	(72,855)	(581,782)
(Purchase) sale of investments	(4,207)	14,731

Net cash used in investing activities	(99,652)	(578,341)

Net cash (used in) provided by financing activities	(49,442)	504,825

Net increase in cash and cash equivalents	$42,183	$19,835